Exhibit 4.2

Hesai Group

Number	Class B Ordinary Shares

Incorporated under the laws of the Cayman Islands

Share capital is US$100,000 divided into 1,000,000,000 shares of a par value of US$0.0001 each, comprising
(i) 50,000,000 Class A Ordinary Shares of a par value of US$0.0001 each,
(ii) 900,000,000 Class B Ordinary Shares of a par value of US$0.0001 each, and
(iii) 50,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as the Board may determine in accordance with the Articles of Association of the Company.

THIS IS TO CERTIFY THAT

is the registered holder of                                                     Class B Ordinary Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the	day of	by:

DIRECTOR